EXHIBIT 10.3

CELANESE CORPORATION

2004 STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made effective as of April 2, 2007 (the "Date of Grant"), between Celanese Corporation (the "Company") and <<NAME>>> (the "Participant").

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant to the Participant an award of performance-based Restricted Stock Units, subject to the terms set forth herein, which award shall constitute an "Other Stock-Based Award" pursuant to Section 8 of the Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. Other capitalized terms are set forth in Schedule A annexed hereto

(a) Business Day:   Any day other than Saturday or Sunday or any other day on which banks in the State of Texas are required by law to be closed.

(b) Cause:  "Cause" as defined in an employment agreement or change in control agreement between the Company or its subsidiaries and the Participant or, if not defined therein or if there is no such agreement, (i) the Participant's willful failure to perform Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure, (ii) commission of (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company, (iv) any act of fraud by the Participant or (v) the Participant's breach of the provisions of any confidentiality, noncompetition or nonsolicitation to which the Participant is subject.

(c) Disability:  The Participant becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period to perform Participant's duties.

(d) Good Reason:  "Good Reason" as defined in an employment agreement or change in control agreement between the Company or its subsidiaries and the Participant or, if not defined therein or if there is no such agreement, (i) a substantial diminution in Participant's position or duties; adverse change in reporting lines, or assignment of duties materially inconsistent with his position (other than in connection with an increase in responsibility or a promotion), (ii) any reduction in Participant's base salary or annual bonus opportunity or (iii) failure of the Company to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company's receipt of written notice from Participant describing the event constituting Good Reason.

(e) Performance Period:  Each of the applicable periods set forth on Schedule A to this Agreement.

(f) Performance Targets:  The performance targets described in Schedule A to this Agreement.

(g) Plan:  The Celanese Corporation 2004 Stock Incentive Plan, as amended from time to time.

(h) Retirement:  Voluntary resignation on or after Participant has attained age 65.

2. Grant of Restricted Stock Units; Dividend Equivalents.  The Company hereby grants to the Participant, subject to adjustment as set forth in the Plan, <<NUMBER>>1performance-based Restricted Stock Units (together with the Restricted Stock Units credited pursuant to the succeeding provisions of this Section 2, the "RSUs"). The RSUs shall be subject to the terms and conditions set forth herein.  The Participant shall be entitled to be credited with dividend equivalents with respect to the RSUs, calculated as follows: on each date that a cash dividend is paid by the Company while the RSUs are outstanding, the Participant shall be credited with an additional number of RSUs equal to the number of whole Shares (valued at Fair Market Value on such date) that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the RSUs had the RSUs been issued as Shares.  The additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder, including, without limitation, for purposes of vesting, forfeiture and the crediting of additional dividend equivalents, and for all relevant purposes shall be allocated among the various Performance Periods on the same basis as the RSUs to which they relate.

3. Vesting of Restricted Stock Units.

(a) Subject to the provisions of this Section 3, an aggregate of <<NUMBER>>2 RSUs shall be eligible to vest, respectively, as of the end of Period 1, Period 2, Period 3 and Period 4, as such terms are defined on Schedule A attached hereto.  Subject to the provisions of this Section 3, any RSUs which shall not have vested at the end of the applicable Performance Period noted above (but in no event more than an aggregate of the lesser of (1) 1,500 RSUs or (2) the excess of (x) 3 RSUs over (y) the aggregate number of vested RSUs for Periods 1-4 (disregarding for purposes of this clause (y) any RSUs attributable to dividend equivalents credited over periods 1-4) (such lesser number being referred to as the "Cap RSUs")) shall again be eligible to vest as of the end of Period 5, as defined on Schedule A attached hereto.

(b) Subject to Sections 3(c) and 3(d) below, if the Participant continues in Employment through the end of a Performance Period, a percentage of the RSUs eligible to vest at the end of that Performance Period (the "Eligible RSUs") shall vest based on the extent to which the Performance Targets are achieved for such Performance Period, as set forth on Schedule A attached hereto.

(c) Change in Control.  Upon the occurrence of a Change in Control, RSUs, to the extent not previously canceled, shall become vested as if Performance Targets for all remaining Performance Periods had been met at target levels and any remaining RSUs shall be canceled without consideration.

(d) Termination of Employment.

(i) General.  Except as provided in paragraph (ii) below, if the Participant's Employment with the Company and its Affiliates terminates for any reason, the RSU's, to the extent not then vested, shall be immediately canceled by the Company without consideration.

(ii) In  the event that the Participant's Employment is terminated (A) by the Company without Cause, (B) by the Participant with Good Reason or (C) due to the Participant's death, Disability or Retirement, then:

(w) all Eligible RSUs which did not vest as of the end of a Performance Period ending prior to the date of such termination shall be immediately canceled by the Company without consideration;

(x) all Eligible RSUs which are scheduled to vest as of the end of a Performance Period ending on or after the date of such termination shall remain outstanding until the end of the applicable Performance Period;  provided, however, that unless the date of termination occurs within the last 12 months of  Period 5, no Eligible RSUs referred to in this clause (x) may remain outstanding to the end of Period 5;

(y) the number of eligible RSUs referred to in clause (x) above which become vested as of the end of the applicable Performance Period shall be equal to the product of (1) the number of such Eligible RSUs (but in the event of a termination occurring within the last 12 months of Period 5, not more than the Cap RSUs), as adjusted if applicable, multiplied by (2) the percentage of such Eligible RSUs which would have become vested under Section 3(b) above if the Participant had continued in Employment through the end of the applicable Performance Period, multiplied by (3) a fraction the numerator of which is the number of full and partial months during the applicable Performance Period through and including the date of termination (but in no event shall the numerator be less than twelve (12)) and the denominator of which is the number of months in such Performance Period, such product to be rounded down to the nearest whole number; and

(z) upon determination of the number of Eligible RSUs which become vested pursuant to clause (y) above, all remaining Eligible RSUs which were scheduled to but did not vest as of the end of the applicable Performance Period shall be canceled without consideration.

4. Settlement of RSUs.  Except to the extent the Participant has elected that delivery be deferred or that delivery be made in installments, in either case in accordance with the rules and procedures prescribed by the Board or a committee thereof (which rules and procedures, among other things, shall be consistent with the requirements of Section 409A of the Code), as soon as practicable (but in no event later than 2 ½ months) following the end of the applicable Performance Period (or, in the event of a Change in Control, immediately prior to the occurrence of such Change in Control), the Company shall deliver to the Participant, in complete settlement of all vested RSUs, a number of Shares equal to the number of Eligible RSUs which become vested as of the end of such Performance Period (or as of such Change in Control), as determined hereunder or, in the sole discretion of the Company, an amount of cash equal to the Fair Market Value of such number of Shares on the settlement date.

5. No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in Employment. Further, the Company or its Affiliate may at any time terminate the Participant's Employment, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6. Legend on Certificates.  The certificates representing the Shares issued in respect of the RSUs shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company's Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. Transferability.  An RSU may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. Withholding.  The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made with respect to the RSUs or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the vesting and or settlement of RSUs (including withholding of Shares otherwise deliverable in settlement of RSUs) and to take such action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

9. Securities Laws.  Upon the acquisition of any Shares pursuant to the vesting of the RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to the Participant at the address last appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

12. Restricted Stock Units Subject to Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The RSUs and the Shares issued upon vesting thereof are subject to the Plan, which is hereby incorporated by reference  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

13. Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*   *   *   *   *

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CELANESE CORPORATION
Agreed to this ____ day of __________, 2007 ________________________________

1	Number to equal maximum number of RSUs which can vest (i.e. 150% of target).

2	25% of total RSUs.

3	Same number of RSUs set forth in Section 2.

SCHEDULE A

  •  Performance Periods:                     April 1, 2007 – September 30, 2008 ("Period 1")
                April 1, 2007 – September 30, 2009 ("Period 2")
April 1, 2007 – September 30, 2010 ("Period 3")
April 1, 2007 – September 30, 2011 ("Period 4")
April 1, 2007 – September 30, 2012 ("Period 5")

  •  Performance Target:   Based on "Total Shareholder Return" of the Company
      ("Company TSR")

 •  Certain Definitions:

"Peer Group Companies" means the companies listed on Appendix A attached hereto.

"Peer TSR Percentile" means a calculated percentile of the Total Shareholder Return for the Peer Group Companies for a Performance Period.  For this purpose, the 25th Peer TSR Percentile is calculated as follows.  First determine the number of Peer Group Companies for which there are TSR calculations.  Call this number N.  Rank the companies from lowest to highest, measured by TSR.  The company with the lowest TSR would be first, the second lowest would be second, etc.  Next, compute 25% of (N+1).  Call this number K.  For example, if N is 11, K would be 25% of (11+1) or 3 and, if N is 10, K would be 25% of (10+1), or 2.75.  Next, determine the company (C) whose rank corresponds to the integer portion of K (for example, if K is 3, the relevant company would be the third lowest ranked company and, if K is 2.75, the relevant company would be the second lowest ranked company.  If K is a whole number, the 25th Peer TSR Percentile corresponds to the TSR for C.  If K is not a whole number, the 25th Peer TSR Percentile is determined by adding to the TSR of C the amount determined by (1) calculating the difference between C’s TSR and the TSR of the company with an immediately higher ranking and (2) multiplying that difference by the decimal portion of K.  For example, if there were 10 companies, so that K was 2.75, and C’s TSR was 22% and the TSR of the company ranked immediately above C was 29%, the 25th Peer TSR Percentile would equal 27.25% (22% plus (.75) times (29%-22%).

The 50th and 75th Peer TSR Percentile is determined in the same manner as the 25th Peer TSR Percentile, except that 50% and 75%, respectively, is used, rather than 25%, in the relevant calculations.

"Stretch Percentage" means the percentage of RSUs (100%) that will become vested if the Company TSR for a Performance Period equals or exceeds the 75th Peer TSR Percentile.

"Target Percentage" means the percentage of RSUs (66.67%) that will become vested if the Company TSR for a Performance Period equals the 50th Peer TSR Percentile.

"Threshold Percentage" means the percentage of RSUs (33.33%) that will become vested if the Company TSR for a Performance Period equals the 25th Peer TSR Percentile.

"Total Shareholder Return" or "TSR" means the calculation of stock price growth and gross dividends for a company over the relevant period in such manner as the Compensation Committee shall determine, including by reference to Bloomberg or other outside sources.  Such method shall take into account and make appropriate adjustments for changes in capitalization affecting the Peer Group Companies' stock.

•  Company Performance:

o
The percentage of Eligible RSUs which become vested as of the end of Period 1, Period 2, Period 3 and Period 4, respectively, shall be determined based on Company TSR compared to Peer TSR Percentiles over the applicable Performance Period according to the following chart.

Company TSR Compared to Peer TSR Percentile	Below 25th	At 25th	Between 25th and 50th	At 50th	Between 50th and 75th	At or Above 75th
Target Share Payout	0%	Threshold Percentage	Interpolate	Target Percentage	Interpolate	Stretch Percentage

o
The percentage of Eligible RSUs which become vested as of the end of Period 5 shall be determined based on Company TSR compared to Peer TSR Percentiles over that Performance Period according to the following chart.

Company TSR Compared to Peer TSR Percentile	Below 75th	At or Above 75th
Target Share Payout	0%	Stretch Percentage

2

APPENDIX A

PEER GROUP COMPANIES

Airgas, Inc.
Albermarle Corp.
Chemtura Corp
Eastman Chemical Co.
FMC Corp.
Huntsman Corp
Lubrizol
PPG Industries, Inc.
Rockwood Holdings, Inc.
Rohm and Haas Co
Nalco Holding Co

In the event that the common stock of any Peer Group Company ceases to be publicly traded during the Performance Period, the Committee shall have the authority to substitute the common stock of any successor in interest to the stock or assets of such Peer Group Company, provided that the common stock of such successor is publicly traded and provided further that such successor is determined by the Committee to be an appropriate Peer Group Company.  If the Committee substitutes the common stock of a successor, the Total Shareholder Return of such successor common stock shall determine its TSR.  If the Committee determines that the common stock of a successor cannot or should not be substituted for the common stock of a Peer Group Company that has ceased to be publicly traded, then TSR of such Peer Group Company shall be based on Total Shareholder Return of such common stock as of the date that such common stock ceases to be publicly traded or, at the judgment of the Committee, wholly excluded from all calculations.